BARRY L. FRIEDMAN, P.C.
                         Certified Public Accountant

1582 Tulita Drive                                        Office (702) 361-8414
Las Vegas, Nevada 89123                                  Fax No.(702) 896-0278




To Whom It May Concern:                                  February 14, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 14, 2000, on the Financial Statements of Flintrock Financial Services, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/s/  Barry L. Friedman
     Certified Public Accountant